Exhibit 99.1 – Selected Financial Data (adjusted to reflect the retrospective application of FAS 160)

The following table sets forth certain financial data regarding the Company and should be read in conjunction with the consolidated financial statements and notes thereto. See Exhibit 99.3 “Financial Statements and Supplementary Data” and Exhibit 99.2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The income statement and balance sheet data presented below have been derived from the Company’s consolidated financial statements.

The Merger with Aldabra was accounted for as a reverse acquisition. Under this method of accounting, Great Lakes was the acquiring company for financial reporting purposes. Accordingly, the merger was treated as the equivalent of Great Lakes issuing stock for the net monetary assets of Aldabra accompanied by a recapitalization. The net monetary assets of Aldabra, primarily cash, were stated at their fair value, which was equivalent to the carrying value, and accordingly no goodwill or other intangible assets were recorded. The following selected financial data as of and for the years ended December 31, 2005 and 2004 reflect the financial position, results of operations and cash flows of GLDD Acquisition Corp. prior to the Merger. The accumulated deficit of GLDD Acquisition Corp. was carried forward to the recapitalized Company.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in millions except share and per share data)
Income Statement Data:
Contract revenues	$586.9	$515.8	$426.0	$423.4	$350.9
Costs of contract revenues	517.6	447.8	369.0	372.0	314.9
Gross profit	69.3	67.9	57.0	51.4	35.9
General and administrative expenses	42.8	38.7	31.1	32.2	29.1
Amortization of intangible assets	0.4	0.3	0.3	0.8	4.2
Impairment of goodwill and intangibles	—	—	—	5.7	—
Sale-related expenses	—	—	—	—	0.3
Operating income	26.1	29.0	25.6	12.7	2.4
Interest expense, net	(17.0)	(17.5)	(24.3)	(23.1)	(20.3)
Equity in earnings (loss) of joint ventures	(0.0)	2.0	2.0	2.3	2.3
Income (loss) before income taxes	9.1	13.5	3.3	(8.1)	(15.6)
Income tax benefit (provision)	(3.8)	(6.4)	(1.0)	1.4	4.4
Net income (loss)	5.3	7.1	2.3	(6.7)	(11.2)
Net (income) loss attributable to noncontrolling interests	(0.3)	(0.1)	(0.2)	(0.2)	0.1
Net income attributable to Great Lakes Dredge & Dock Corporation	$5.0	$7.1	$2.2	$(6.9)	$(11.1)
Redeemable preferred stock dividends (1)	—	—	(8.2)	(7.7)	(7.3)
Redemption of preferred stock (1)	—	—	(2.8)	—	—
Net income (loss) available to common stockholders of Great Lakes Dredge & Dock Corporation	$5.0	$7.1	$(8.8)	$(14.6)	$(18.4)

Basic earnings (loss) per share available to common stockholders of Great Lakes Dredge & Dock Corporation (1)	$0.09	$0.14	$(0.90)	$(1.57)	$(1.98)
Basic weighted average shares	58,469,431	48,911,491	9,779,781	9,287,699	9,287,699

Diluted earnings (loss) per share available to common stockholders of Great Lakes Dredge & Dock Corporation (1)	$0.09	$0.14	$(0.90)	$(1.57)	$(1.98)
Diluted weighted average shares	58,477,779	52,211,010	9,779,781	9,287,699	9,287,699

Note: Items may not sum due to rounding.

	Year Ended December 31,
	2008	2007	2006	2005	2004
Other Data:
EBITDA (2)	$55.9	$57.5	$52.6	$39.4	$31.7
Net cash flows from operating activities	14.8	(6.3)	33.9	10.3	17.4
Net cash flows from investing activities	(26.3)	(77.8)	(21.5)	(7.2)	(11.4)
Net cash flows from financing activities	13.7	88.6	(9.4)	(4.5)	(6.8)
Depreciation and amortization	30.1	26.5	25.1	24.6	26.9
Maintenance expense	41.9	43.8	32.7	29.7	22.7
Capital expenditures (3)	44.5	111.0	29.8	12.7	23.1

(1)                             Refer to Note 1 in the Company’s Consolidated Financial Statements for the years ended December 31 2008, 2007 and 2006 for additional details regarding these calculations.

(2)                             EBITDA in 2005 included the impact of a non-cash write down of goodwill and intangibles for $5.7 million for the demolition business. See definition of EBITDA below.

(3)                             Capital expenditures in 2007 included the purchase of three vessels for $40.4 million. It also includes the purchase of another vessel for $25.5 million, funded through a sale-leaseback transaction, as well as the buy-out of certain equipment previously under operating leases for $14.6 million. Capital expenditures in 2006 include approximately $3.9 million spent to buy out certain equipment previously under operating leases and $10.4 million related to the reconfiguration of a dredge into a material handling barge that was funded through a sale-leaseback transaction. Capital expenditures in 2004 include spending of approximately $12.7 million on equipment that was funded by a sale-leaseback transaction relating to a like-kind exchange.

	Year Ended December 31,
	2008	2007	2006	2005	2004
Balance Sheet Data:
Cash and equivalents	$10.5	$8.2	$3.6	$0.6	$2.0
Working capital	87.7	82.3	42.9	48.4	39.2
Total assets	666.2	624.4	528.4	507.5	508.6
Long term senior debt and subordinated notes	216.5	196.5	194.7	250.8	254.3
Total equity (deficit)	228.1	230.4	130.5	(21.4)	(6.8)

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense. We present EBITDA as an additional measure by which to evaluate our operating trends. We believe that EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that all of our primary stakeholders (i.e. its stockholders, bondholders and banks) use EBITDA to evaluate our period to period performance. Additionally, management believes that EBITDA provides a transparent measure of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, we use a measure based upon EBITDA to assess performance for purposes of determining compensation under our incentive plan. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, our use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain our business. For these reasons, we use operating income to measure our operating performance and use EBITDA only as a supplement. The following is a reconciliation of EBITDA to net income (loss) attributable to Great Lakes Dredge & Dock Corporation (loss):

	Year Ended December 31,
	2008	2007	2006	2005	2004

Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$5.0	$7.1	$2.2	$(6.9)	$(11.1)
Adjusted for:
Interest expense, net	17.0	17.5	24.3	23.1	20.3
Income tax expense (benefit)	3.8	6.4	1.0	(1.4)	(4.4)
Depreciation and amortization	30.1	26.5	25.1	24.6	26.9
EBITDA	$55.9	$57.5	$52.6	$39.4	$31.7